Exhibit 4.1

MSGI SECURITY SOLUTIONS, INC.
575 Madison Avenue
New York, NY 10022

January 4, 2008

To the buyers (the "Buyers") listed on
the Signature Pages to the SPA (as defined below)

Dear Sirs:

Reference is made to that certain Securities Purchase Agreement (the "SPA") dated as of the date hereof by and among each of the Buyers and MSGI Security Solutions (the "Company"). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the SPA.

This letter agreement (the "Agreement") grants to each of the Buyers an irrevocable option (the "Put Option") to sell up to the number of shares of Common Stock of the Company set forth opposite such Buyer's name on column (5) to the Schedule of Buyers to the SPA (or the same number of Series A Warrants or a combination of shares of Common Stock and Series A Warrants) at a price equal to the Per Share Put Price (as defined below) per share of Common Stock or Series A Warrant (the aggregate price due to a Buyer on the exercise of the Put Option, the "Put Price"). The Put Option will be valid from the six month anniversary of the date hereof until the earlier of (i) the five year anniversary of the Closing Date and (ii) the satisfaction of the Put Termination Event (as defined below) (the "Option Period"). Each Buyer may exercise the Put Option, at any time or from time to time from and during the Option Period, by delivering to the Company written notice of exercise, which notice shall specify the number of shares of Common Stock and/or Series A Warrants to be purchased by the Company (the "Purchased Securities"). The closing of the sale and purchase of the Purchased Securities pursuant to an exercise of the Put Option (the "Put Closing" and the date of a Put Closing, the "Put Closing Date") will occur no later than five (5) days following the delivery of such notice of exercise unless mutually agreed otherwise by such exercising Buyer or its assigns and the Company. Notwithstanding the foregoing, no Buyer may exercise this Put Option to sell more than the Maximum Eligibility Number of shares of Common Stock and/or Series A Warrants at any time.

Exhibit 4.1

The Put Price shall be payable on the Put Closing Date, in shares of Common Stock (the "Common Shares") so long as there has been no Equity Conditions Failure; provided however that the Company may at its option following notice to the Buyer, either (i) pay the Put Price on such Put Closing Date in cash ("Cash Payment") or (ii) a combination of Cash Payment and Common Shares; provided, however, that the number of Common Shares to be paid by the Company may not exceed 100% of the average daily trading volume of the Common Stock for the ten (10) consecutive trading days immediately prior to the Payment Election Date. The Company shall deliver a written notice (each, a "Payment Election Notice" and the date of such delivery the "Payment Election Date") to the Buyer on or prior to the second (2nd) Business Days after the date of delivery of a notice of exercise by a Buyer (the "Payment Notice Due Date") which notice (1) either (A) confirms that the Put Price to be paid on such Put Closing Date shall be paid entirely in Common Shares or (B) elects to pay the Put Price as Cash Payment or a combination of Cash Payment and Common Shares and specifies the amount of the Put Price that shall be paid as Cash Payment, and/or the amount of the Put Price that shall be paid in Common Shares and (2) certifies that there has been no Equity Conditions Failure. If any portion of the Put Price for a particular Put Closing shall be paid in Common Shares, then the Company shall pay to the Buyer a number of shares of Common Stock equal to (x) the amount of the Put Price payable on the applicable Put Closing Date in Common Shares divided by (y) 75% of the Market Price. The Put Price to be paid on a Put Closing Date in Common Shares shall be paid in a number of fully paid and nonassessable shares of Common Stock (rounded to the nearest whole share). If the Equity Conditions were satisfied as of the Put Notice Date but the Equity Conditions are no longer satisfied at any time prior to the Put Closing Date, the Company shall provide the Buyer a subsequent notice to that effect indicating that unless the Buyer waives the Equity Conditions, the Put Price shall be paid in cash.

On or prior to the date five (5) Trading Days after the applicable Put Closing Date, each Buyer and its assigns exercising its Put Option hereunder will deliver to the Company the Purchased Securities and will take such action as may be reasonably necessary in order to transfer to the Company good and marketable title to such Purchased Securities, free and clear of all claims, liens and encumbrances of any nature; provided, that, if the Company has elected to pay the applicable Put Price in Common Shares and the Buyer has exercised its Put Option with respect to shares of Common Stock, then the Buyer shall have no obligation to deliver such shares of Common Stock to the Company and the Company shall be obligated only to deliver to the Buyer the difference between the number of Common Shares being paid by the Company and the number of shares of Common Stock being sold by the Buyer at such Put Closing. If the Buyer is required to deliver to the Company a stock certificate or Series A Warrant for more than the number of shares of Common Stock and/or Series A Warrants being sold to the Company pursuant its exercise of the Put Option, the Company shall promptly deliver to the Buyer a replacement stock certificate and/or Series A Warrant, as applicable, for the difference between the number of shares of Common Stock represented by the stock certificate or Series A Warrants delivered to the Company and the number of shares of Common Stock and/or Series A Warrants being sold to the Company pursuant the Buyer's exercise of the Put Option.

Exhibit 4.1

The Company's obligations under this Agreement are secured by the Letters of Credit (as defined in the SPA). Upon a Buyer exercising its Put Option, such Buyer may draw under its Letter of Credit, such portion of the Letter of Credit not to exceed the Cash Payment amount of the Put Price due to the Buyer from the Company on such Put Closing Date. In addition to the terms set forth in the SPA, a Buyer may draw under its Letter of Credit in the event of the bankruptcy or liquidation of the Company.

As used herein, "Equity Conditions" means that each of the following conditions is satisfied: (i) on each day during the period beginning six (6) month prior to the applicable date of determination and ending on and including the applicable date of determination (the "Equity Conditions Measuring Period"), either (x) a registration statement filed by the Company under the 1933 Act (the "Registration Statement") shall be effective and available for the resale of all of the Listed Securities (as defined in the Securities Purchase Agreement) and there shall not have been any suspensions of the effectiveness of such registration statement or (y) all of the Listed Securities shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market (as defined in the Securities Purchase Agreement) or any other Eligible Market (as defined in the Warrants) and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the one (1) year period ending on and including the date immediately preceding the applicable date of determination, the Company shall have delivered shares of Common Stock upon exercise of the Warrants to the holders on a timely basis as set forth in Section 1(a) of the Warrants; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 1(f)(i) of the Warrants or the rules or regulations of the Principal Market or any applicable Eligible Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document (as defined in the Securities Purchase Agreement); (vi) during the Equity Conditions Measuring Period, there shall not have occurred the public announcement of a pending, proposed or intended Fundamental Transaction (as defined in the Warrants) which has not been abandoned, terminated or consummated; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statement not to be effective and available for the resale of all remaining Listed Securities or (y) any shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144 (and not subject to the public information requirements of Rule 144(c)(1)) and any applicable state securities laws; and (ix) the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document.

Exhibit 4.1

As used herein, "Equity Conditions Failure" means that on any day during the period commencing ten (10) Trading Days prior to the date the applicable Payment Notice is delivered to the Buyer through the applicable Put Closing Date, the Equity Conditions have not been satisfied (or waived in writing by the Buyer).

As used herein, "Market Price" means, the arithmetic average of the Weighted Average Price (as defined in the Warrants) of the Common Stock for the five (5) consecutive Trading Days (as defined in the Warrants) prior to the applicable Put Closing Date.

As used herein, "Maximum Eligibility Number" means initially one-sixth (1/6) of the number shares of Common Stock of the Company set forth opposite such Buyer's name on column (5) to the Schedule of Buyers to the SPA (subject to adjustments for any stock dividend, stock split, stock combination or other similar transaction) and shall be increased successively on each monthly anniversary of the commencement of the Option Period (each successive month a "Monthly Period") by one-sixth (1/6) of the number shares of Common Stock of the Company set forth opposite such Buyer's name on column (5) to the Schedule of Buyers to the SPA (subject to adjustments for any stock dividend, stock split, stock combination or other similar transaction); provided, that, if the Maximum Eligibility Number in any Monthly Period is less than 35% of the average monthly trading volume of the Common Stock in such Monthly Period, as reported by Bloomberg, and the Company has elected to pay any portion of a Put Price in such Monthly Period in Common Shares, then the Maximum Eligibility Number shall equal 35% of the average monthly trading volume of the Common Stock for such Monthly Period, as reported by Bloomberg.

As used herein, "Per Share Put Price" means, (i) from the six month anniversary of the date hereof until the one year anniversary of the date hereof, $1.20, (ii) from the one year anniversary of the date hereof until the two year anniversary of the date hereof, $1.40, (iii) from the two year anniversary of the date hereof until the three year anniversary of the date hereof, $1.60, (iv) from the three year anniversary of the date hereof until the four year anniversary of the date hereof, $1.80 and (v) from the four year anniversary of the date hereof through the five year anniversary of the date hereof, $2.00 (with all such amounts set forth in this definition subject to adjustments for any stock dividend, stock split, stock combination or other similar transaction).

As used herein, "Put Termination Event" shall mean ten (10) trading days after the Company gives notice (the "Put Termination Notice") to each Buyer that the following conditions have been satisfied: (i) the Weighted Average Price of the Company's Common Stock is at or above 166 2/3% of the then existing Per Share Put Price for twenty (20) consecutive trading days (the "Put Termination Measuring Period"), (ii) the dollar trading volume of the Common Stock during the Put Termination Measuring Period is at or above $100,000, (iii) the shares of Common Stock subject to the Put Option and the shares of Common Stock underlying the Series A Warrants are registered or freely tradeable without restriction or limitation pursuant to Rule 144 and not subject to the public information requirements of Rule 144(c)(1) during the Put Termination Measuring Period. The Company may not give notice of the Put Termination Event later than ten (10) Trading Days after the conditions to the Put Termination Event have been satisfied and the Company may not deliver a Put Termination Notice prior to the six month anniversary of date hereof. Notwithstanding the foregoing, nothing shall prohibit the Buyers from exercising their Put Options from the date the Company gives notice of satisfaction of the conditions of the Put Termination Event until the end of the tenth (10th) Trading Day thereafter.

Exhibit 4.1

The Company and each Buyer will each be deemed to represent to the other party as of the date of this Agreement the following: (i) it has full power, authority and capacity to execute and deliver this Agreement, (ii) this Agreement is a valid and binding obligation upon it and is fully enforceable according to the terms contained herein except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies, and (iii) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby will not result in a violation of the organizational documents of it, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which it is a party or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to it.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Put Options. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of Put Options representing at least a majority of the Put Options then outstanding, including by merger or consolidation. A Buyer may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

The terms and conditions of this Agreement shall be binding and inure to the benefit of the parties and their respective successors and permitted assign. This Agreement shall be construed in accordance with the laws of the State of New York.

This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

Please sign and return to us the enclosed copy of this letter to signify your agreement with and acceptance of its terms.

Exhibit 4.1

Yours faithfully,
MSGI SECURITY SOLUTIONS, INC.

By: /s/ Jeremy Barbera
Name: Jeremy Barbera
Title: CEO

Exhibit 4.1

Acknowledged and agreed:

Hudson Bay Fund, LP

By: /s/ Yoav Roth
Name: Yoav Roth
Title: Principal and Portfolio Manager

Hudson Bay Overseas Fund, Ltd.

By: /s/ Yoav Roth
Name: Yoav Roth
Title: Principal and Portfolio Manager